Exhibit 23.3

Consent of Independent Petroleum Engineer

We hereby consent to the use of the name Huddleston & Co., Inc., to references to Huddleston & Co., Inc., an independent engineering firm, and to the inclusion of information contained in our reports as of February 29, 2008, in the Annual Report on Form 10-KSB for the fiscal year ended February 29, 2008, filed on May 27, 2008, as amended by Amendment No. 1 to Form 10-KSB filed on July 14, 2008 and Amendment No. 2 to Form 10-KSB filed on January 14, 2009, in the registration statement on Form S-8 relating to the registration of 4,000,000 additional shares of the common stock of Daybreak Oil and Gas, Inc. under its 2009 Restricted Stock and Restricted Stock Unit Plan.

HUDDLESTON & CO., INC.

By:	/s/ GREGORY S. FLOYD, P.E.
Name:	Gregory S. Floyd, P.E.
Title:	Vice President
Date:	April 6, 2009